UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Infinity Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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784 Memorial Drive Cambridge, MA 02139 Tel: 617-453-1000 Fax: 617-453-1001 www.infi.com

April 25, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 annual meeting of stockholders to be held at 8:30 a.m. local time on Friday, June 17, 2016, at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139.

The Notice of 2016 Annual Meeting and Proxy Statement that accompany this letter describe the items to be voted on at the annual meeting. We hope you will be able to attend and participate in the meeting. Whether or not you plan to attend, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the meeting.

On behalf of your Board of Directors and our community of citizen-owners, we would like to thank you for your continued support of, and interest in, Infinity.

Yours sincerely,

Adelene Q. Perkins

Chair of the Board, President and Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

784 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2016

To Our Stockholders:

We invite you to our 2016 annual meeting of stockholders, which will be held at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139, on Friday, June 17, 2016 at 8:30 a.m., local time. At the meeting, stockholders will consider and vote upon the following matters:

1.	the election of eight directors to serve for a one-year term expiring at the 2017 annual meeting of stockholders;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of April 18, 2016 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

If you are a stockholder of record, you may submit your proxy (1) over the Internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903, or (3) by mail, or you may vote in person at the meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the annual meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on June 16, 2016.

If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors (Proposal 1) because your broker cannot exercise its discretion to vote on this proposal on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their stock personally, even if they have previously submitted their proxies.

By Order of the Board of Directors,

William Bertrand
Executive Vice President, General Counsel, and Secretary

Cambridge, Massachusetts

April 25, 2016

INFINITY PHARMACEUTICALS, INC.

784 Memorial Drive

Cambridge, Massachusetts 02139

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2016

This proxy statement contains information about our 2016 annual meeting of stockholders. The meeting will be held on Friday, June 17, 2016, beginning at 8:30 a.m. local time, at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139. You may obtain directions to the location of the annual meeting by contacting Christi Waarich in our investor relations department. She may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1363; e-mail: irpr_info@infi.com.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, William Bertrand, written notice to that effect. He may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1450; e-mail: bill.bertrand@infi.com.

These proxy materials, together with our annual report to stockholders for our 2015 fiscal year, are first being mailed to stockholders on or about April  25, 2016.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 17, 2016:

This proxy statement and the 2015 annual report to stockholders are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. What is the purpose of the annual meeting?	A. At the annual meeting, stockholders will consider and vote on the following matters:

1.      the election of eight directors to serve for a one-year term expiring at the 2017 annual meeting of stockholders;

2.      the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.      the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Q. Who can vote?	A. To be able to vote, you must have been a stockholder of record at the close of business on April 18, 2016. This date is the record date for the annual meeting.

Stockholders of record at the close of business on April 18, 2016 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 49,392,059 shares of our common stock.

Q. How many votes do I have?	A. Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Q. Is my vote important?

A.     Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q. How do I vote?	A. If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.      You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.      You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card.

3.      You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

4.      You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Our board of directors recommends that you vote “FOR” each of the nominees for director and “FOR” Proposal 2.

Q. Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A.     Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting. To do so you must do one of the following:

1.      Sign another proxy card with a later date;

2.      Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy; or

3.      Vote in person at the meeting.

Your attendance at the meeting alone will not change your vote or revoke your proxy.

Q. Can I vote if my shares are held by a bank or brokerage firm in “street name”?

A.     If the shares you own are held in the name of a bank or brokerage firm, also known as “street name,” that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

         If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is such a “discretionary item.” However, your bank or brokerage firm will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1) is such a “non-discretionary” item. If you do not instruct your bank or brokerage firm how to vote with respect to the election of directors (Proposal 1), your bank or brokerage firm will not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

         If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 18, 2016) in order to vote those shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from your bank or brokerage firm.

Q. How do I vote my 401(k) shares?

A.     If you participate in the Infinity Pharmaceuticals Stock Fund through our company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Principal Trust Company, or Principal, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Principal of the manner in which you have directed your 401(k) Plan shares to be voted. Principal will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern daylight time on June 13, 2016, Principal will vote your 401(k) plan shares in the same proportion as those 401(k) shares for which Principal has received proper direction for such matter.

Q. What constitutes a quorum?

A.     In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 18, 2016, the record date, or at least 24,696,030 shares.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q. What vote is required for each item, and how will votes be counted?

A.     Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from our board. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept the resignation or other action should be taken. We will publicly disclose our board’s decision and its reasoning with regard to the tendered resignation.

Ratification of the appointment of our independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority in total voting power of shares of stock present in person at the annual meeting or by proxy and entitled to vote on the proposal is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, the bank or brokerage firm may vote your shares or leave them unvoted resulting in a broker non-vote. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” from voting, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Q. Who will count the votes?	A. The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Q. Will my vote be kept confidential?

A.     Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q. How does the board of directors recommend that I vote on the proposals?

A.     Our board of directors recommends that you vote:

FOR the election of each of the eight nominees to serve on our board of directors, each for a one year term; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q. Will any other matters be voted on at this meeting?

A.     We do not know of any other matters that may come before the meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2017 annual meeting?” below.

Q. Where can I find the voting results?	A. We will report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days after the end of our annual meeting.

Q. How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2017 annual meeting?

A.     In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2017 annual meeting of stockholders, we must receive your proposal, addressed to William Bertrand, Company Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 26, 2016.

In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on March 19, 2017, nor earlier than the close of business on February 17, 2017. If the date of our 2017 annual meeting of stockholders is before May 18, 2017 or after August 26, 2017, we must receive such proposals not earlier than the close of business on the 120th day prior to the 2017 annual meeting of stockholders nor later than the tenth day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Bertrand at the address provided above.

Q. Who will bear the costs of soliciting these proxies?

A.     We will bear the costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse brokers, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q. How can I obtain an Annual Report on Form 10-K?

A.     Our annual report on Form 10-K for the fiscal year ended December 31, 2015 is available on our website at www.infi.com. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Christi Waarich in our investor relations department. She may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1363; e-mail: irpr_info@infi.com.

Q. Whom should I contact if I have any questions?

A.     If you have any questions about the annual meeting or your ownership of our common stock, please contact Christi Waarich in our investor relations department. She may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1363; e-mail: irpr_info@infi.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call Christi Waarich in our investor relations department. She may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1363; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 8, 2016 by:

•	stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and nominees for director named in this proxy statement;

•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options, Warrants and Other Rights Acquirable Within 60 Days (2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (3)
5% Stockholders
Entities affiliated with Deerfield Management Company, L.P.(4)	5,305,288		1,000,000		6,305,288	12.5%
Entities affiliated with Samuel D. Isaly (Orbimed Advisors LLC and Orbimed Capital LLC)(5)	4,416,300		—		4,416,300	8.9%
BlackRock, Inc.(6)	4,925,684		—		4,925,684	10.0%
Vanguard(7)	6,230,812		—		6,230,812	12.6%
Entities affiliated with The Goldman Sachs Group, Inc.(8)	2,773,400		—		2,773,400	5.6%
BB Biotech AG(9)	2,700,737		—		2,700,737	5.5%

Directors
Adelene Q. Perkins(10)	369,662		1,471,606		1,841,268	3.6%
Jose Baselga, M.D., Ph.D.	—		45,000		45,000	*
Jeffrey Berkowitz, J.D.	4,069		45,000		49,069	*
Anthony B. Evnin, Ph.D.	93,934		70,625		164,559	*
Gwen A. Fyfe, M.D.	—		61,000		61,000	*
Eric S. Lander, Ph.D.(11)	84,792		98,585		183,377	*
Norman C. Selby	10,000		87,000		97,000	*
Ian F. Smith	—		108,875		108,875	*
Michael C. Venuti, Ph.D.	56,250		127,625		183,875	*

Other Named Executive Officers
Julian Adams, Ph.D.(12)	262,945		982,178		1,245,123	2.5%
Lawrence E. Bloch, M.D., J.D.(13)	5,204		290,700		295,904	*
Sujay Kango(14)	2,040		64,583		66,623	*
Vito J. Palombella, Ph.D.(15).	8,136		—		8,136	*
David A. Roth, M.D.(16)	1,415		—		1,415	*
All directors and executive officers as a group (15 persons)	906,766		3,452,777		4,359,543	8.2%

*	Represents holdings of less than 1%.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139.
(2)

The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 8, 2016 through the exercise of any stock option, warrant or other right.
(3)	Percentage of beneficial ownership is based on 49,392,059 shares of our common stock outstanding as of April 8, 2016. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of April 8, 2016, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group.
(4)

Consists of an aggregate of 5,305,288 shares of common stock and warrants to purchase an aggregate of 1,000,000 shares of common stock held by Deerfield Partners, L.P, Deerfield International Master Fund, L.P., Deerfield Private Design Fund II, L.P., and Deerfield Private Design International II, L.P, of which Deerfield Mgmt, L.P., is the general partner. Deerfield Mgmt, L.P., Deerfield Management Company, L.P, and James E. Flynn claim shared voting power and shared dispositive power of 5,305,288 shares. Deerfield Partners, L.P., claims shared voting power and shared dispositive power of 2,118,827 shares. Deerfield International Master Fund, L.P. claims shared voting power and shared dispositive power of 2,686,461 shares. Deerfield Private Design Fund II, L.P. claims shared voting power and shared dispositive power of 233,000 shares. Deerfield Private Design International II, L.P. claims shared voting power and shared dispositive power of 267,000 shares. The address of the principal business office of James E. Flynn, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017. For information regarding James E. Flynn, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P., we have relied on the Schedule 13G/A filed by James E. Flynn, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. with the SEC on February 16, 2016.

(5)

Samuel D. Isaly claims beneficial ownership, shared voting and shared dispositive power of 4,416,300 shares of which Orbimed Advisors LLC claims beneficial ownership and shared voting and shared dispositive power of 1,742,000 shares, and Orbimed Capital LLC claims beneficial ownership, shared voting and shared dispositive power of 2,674,300 shares. The address of the principal business offices of Samuel D. Isaly, Orbimed Advisors LLC and Orbimed Capital LLC is 601 Lexington Avenue, 54th Floor, New York, NY 10022. For information regarding Samuel D. Isaly, Orbimed Capital LLC and Orbimed Advisors LLC we have relied on the Schedule 13G/A filed jointly by Samuel D. Isaly, Orbimed Advisors LLC and Orbimed Capital LLC with the SEC on February 12, 2016.

(6)

BlackRock, Inc. claims sole voting power of 4,789,611 shares and sole dispositive power of 4,925,684 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. For information regarding BlackRock, Inc., we have relied on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2016.

(7)	The Vanguard Group claims sole voting power of 105,074 shares, sole dispositive power of 6,128,438 shares and shared dispositive power of 102,374 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. For information regarding The Vanguard Group, we have relied on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016.
(8)	Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, or Goldman Sachs Asset Management, claims shared voting power of 2,622,178 shares and shared dispositive power of 2,773,400 shares. The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282. For information regarding Goldman Sachs Asset Management, we have relied on the Schedule 13G/A filed by Goldman Sachs Asset Management with the SEC on January 11, 2016.
(9)	BB Biotech AG and its wholly-owned subsidiary Biotech Target N.V. claim shared voting power and shared dispositive power of 2,700,737 shares of common stock. The address of BB Biotech AG is Vordergasse 3, CH-8200 Schaffhausen, Switzerland. The address of Biotech Target N.V. is Snipweg 26, Curacao. For information regarding BB Biotech AG, we have relied on the Schedule 13G/A filed by BB Biotech AG with the SEC on February 9, 2016.
(10)	Includes 8,051 shares of common stock held in Ms. Perkins’ 401(k) Plan account and 2,179 shares of common stock acquired by Ms. Perkins through participation in the company’s Employee Stock Purchase Plan.
(11)	Consists of 73,741 shares of common stock held by Dr. Lander and 11,051 shares of common stock held by a trust for which Dr. Lander serves as a trustee. Dr. Lander shares voting and investment power with the other trustee over the shares held by this trust.
(12)	Consists of shares held by a trust for which Dr. Adams serves as trustee and has voting and investment power.
(13)	Includes 2,338 shares of common stock held in Dr. Bloch’s 401(k) Plan account and 2,866 shares of common stock acquired through the company’s Employee Stock Purchase Plan.
(14)	Includes 1,441 shares of common stock held in Mr. Kango’s 401(k) Plan account and 599 shares of common stock acquired through the company’s Employee Stock Purchase Plan.
(15)	Includes 7,268 shares of common stock held in Dr. Palombella’s 401(k) Plan account. Information provided as of January 21, 2016, Dr. Palombella’s date of termination of employment with the company.
(16)	Consists of shares of common stock held in Dr. Roth’s 401(k) Plan account. Information provided as of September 10, 2015, Dr. Roth’s date of termination of employment with the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or Exchange Act, requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during the year ended December 31, 2015, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. The board of directors has set the number of directors at nine; however, this number will be reduced to eight at our 2016 annual meeting of stockholders because Dr. Fyfe, who currently serves as a member of our board of directors is retiring from the board effective June 17, 2016 and is not standing for re-election. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Berkowitz, Selby and Smith; Drs. Baselga, Evnin, Lander and Venuti; and Ms. Perkins as directors to serve until our 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors. Assuming all nominees are elected, our board of directors will consist of eight members immediately following our 2016 annual meeting. In accordance with our bylaws, any vacancy on our board of directors can be filled by the majority vote of the members of our board of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.

All registered trademarks used in the biographical information below are the property of their respective owners.

José Baselga, M.D., Ph.D., age 56, has served as a member of our board of directors since March 6, 2014. Dr. Baselga has served as Physician-in-Chief at Memorial Sloan-Kettering Cancer Center since January 2013. From 2010 to 2013, Dr. Baselga was Chief and Bruce A. Chabner Chair of the Division of Hematology/Oncology at Massachusetts General Hospital, or MGH, and Associate Director of the MGH Cancer Center and Professor of Medicine at Harvard Medical School, or HMS. From 1996 to 2010, Dr. Baselga was chairman of the Medical Oncology Service and director of the Division of Medical Oncology, Hematology and Radiation Oncology at the Vall d’Hebron Institute of Oncology in Barcelona, Spain. Dr. Baselga currently serves on the board of directors of Aura Biosciences, Inc., a privately held biopharmaceutical company. Dr. Baselga previously served as president of the European Society of Medical Oncology and served on the board of directors of the American Society of Clinical Oncology (ASCO) from 2003 to 2006. He also served on the board of directors of the American Association for Cancer Research (AACR) from 2008-2011 and was the Chairman of the 2013 AACR annual meeting. Dr. Baselga received his M.D. from the Universidad Autonoma of Barcelona in 1982. He did his Internal Medicine residency at both Vall d’Hebron University Hospital in Barcelona, Spain and the State University of New York in the United States. He completed a fellowship in Medical Oncology at Memorial Sloan Kettering Cancer Center in New York. Dr. Baselga has published more than 300 peer-reviewed articles and 400 abstracts and book chapters in his career. We believe Dr. Baselga’s qualifications to serve on our board of directors include his substantial experience in the field of clinical oncology.

Jeffrey Berkowitz, J.D., age 50, has served as a member of our board of directors since March 6, 2014. Since January 2016, Mr. Berkowitz has served as executive vice president of Optum, Inc., a health services platform business of UnitedHealth Group, Inc., a publicly traded healthcare company. From January 2015 to August 2015, Mr. Berkowitz served as executive vice president of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, and President of Pharma and Global Market Access. From September 2010 through December 2014, Mr. Berkowitz served as President of Walgreens Boots Alliance Development, GmbH, a strategic partnership between Walgreens Co. and Alliance Boots, and Senior Vice President of Pharmaceutical Development and Market Access of Walgreen Co., a publicly traded retail drug store. Mr. Berkowitz and his team lead all of Walgreens’ relations with branded and generic pharmaceutical manufacturers and related development programs worldwide, and also oversee Walgreens North American-based purchasing and branded pharmaceutical relationships. As the senior-most Walgreens executive residing outside of the United States, Mr. Berkowitz leads the global health and wellbeing efforts on the ground overseas. Prior to joining Walgreens, Mr. Berkowitz was Senior Vice President of global market access for Merck & Company, Inc., a publicly traded pharmaceutical company, from 2009 to 2010. In that role, he was accountable for all activity related to access, pricing, payor marketing, health outcomes and health technology assessments worldwide and a member of the Global Human Health and Emerging Markets leadership teams. From 2002 to 2009, Mr. Berkowitz held a variety of positions with increasing responsibility in market access, sales and marketing with Schering-Plough, a publicly traded pharmaceutical company, prior to its acquisition by Merck in 2009. In the past five years, Mr. Berkowitz has served on the board of directors for Physicians Interactive, a privately held marketing organization, from 2010 to July 2013. Mr. Berkowitz earned his B.A. in political science from Union College in Schenectady, N.Y., and his J.D. from Brooklyn Law School in Brooklyn, N.Y. He was recognized in PharmaVoice magazine as one of the 100 Most Inspiring Leaders in the Life Sciences in 2009, 2010 and 2012. We believe Mr. Berkowitz’s qualifications to serve on our board of directors include his substantial experience in pharmaceutical development and commercialization, and global market access.

Anthony B. Evnin, Ph.D., age 75, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from June 2001 until the time of its merger with our predecessor company in September 2006. Since 1975, Dr. Evnin has served as a Partner of Venrock, a venture capital firm. Dr. Evnin serves as a member of the board of directors of AVEO Pharmaceuticals, Inc., and Juno Therapeutics, Inc., both publicly traded biopharmaceutical companies, as well as a member of the board of directors of Constellation Pharmaceuticals, Inc., a privately held biopharmaceutical company. Dr. Evnin is also a Trustee of The Rockefeller University, a trustee of The Jackson Laboratory, a Trustee Emeritus of Princeton University, a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a member of the board of directors of the New York Genome Center, and a member of the Board of Directors of the Albert and Mary Lasker Foundation. He previously served as a member of the board of directors of the following publicly traded biopharmaceuticals companies during the last five years: Acceleron Pharma, Inc., Celladon Corporation, CymaBay Therapeutics, Inc., Icagen, Inc., and Pharmos Corporation. He previously served as a member of the board of directors of the following privately held companies during the last five years: Altea Therapeutics Corporation, a biopharmaceutical company, and Boston-Power, Inc. a lithium-ion battery company. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology, or MIT. We believe Dr. Evnin’s qualifications to serve on our board of directors include his substantial experience as an investor in, and director of, numerous biopharmaceutical companies as well as his expertise in corporate strategy.

Eric S. Lander, Ph.D., age 59, has served as a member of our board of directors since September 2006. Dr. Lander was a co-founder and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Dr. Lander has been a Professor and Associate Professor of Biology at MIT since 1990 and a Professor of Systems Biology at HMS since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003. Dr. Lander currently serves as a director of Innocence Project, a not-for-profit legal clinic, and as co-chair of the United States President’s Council of Advisers on Science and Technology. From 1993 to 2003, Dr. Lander was the director of the Whitehead/MIT Center for Genome Research. Dr. Lander received an A.B. in Mathematics from Princeton University and a D.Phil. in Mathematics from Oxford University, which he attended as a Rhodes Scholar. We believe Dr. Lander’s qualifications to serve on our board of directors include his scientific acumen and expertise in the fields of genomics and human genetic diseases.

Adelene Q. Perkins, age 56, has served as a member of our board of directors and our President and Chief Executive Officer since January 2010, including as chair of our board of directors since November 2012, as our President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc. from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a strategy consulting firm. In the last five years, Ms. Perkins served as a director of Padlock Therapeutics, Inc. a privately held biopharmaceutical company. Ms. Perkins currently serves as a director of Project Hope, a not-for-profit social service company, BIO, a biotechnology industry organization, the Massachusetts Biotechnology Council, a biotechnology industry organization, and the Massachusetts Life Sciences Center, a quasi-public life sciences investment agency of the Commonwealth of Massachusetts. Ms. Perkins received a B.S. in Chemical Engineering from Villanova University and an M.B.A. from Harvard Business School. We believe Ms. Perkins’ qualifications to serve on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.

Norman C. Selby, age 64, has served as a member of our board of directors since March 2012. Mr. Selby has served as executive chairman of Real Endpoints, LLC, a healthcare information company, since October 2010. Prior to his role at Real Endpoints, Mr. Selby served as a Senior Advisor of Perseus, L.L.C., a private equity firm, from August 2005 to October 2010, and as President and CEO of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2001 until it was acquired by Johnson & Johnson in April 2005. Prior to TransForm Pharmaceuticals, Mr. Selby was an Executive Vice President at Citigroup/Citicorp from 1997 to 2000. Mr. Selby spent the bulk of his career, from 1978 to 1997, at McKinsey & Company where he was Director (Senior Partner) in the firm’s New York office. He held several leadership roles at McKinsey, including head of the firm’s Global Pharmaceuticals and Medical Products Practice. From 1987 to 1989, Mr. Selby took a leave of absence from McKinsey to serve as Chief Operating Officer of the New York Blood Center, the largest community blood organization in the country, where he led its financial and operational turnaround. Mr. Selby is currently a member of the board of directors of the following privately held companies: Real Endpoints, LLC, a healthcare information company; Merz GmbH, a specialty pharmaceutical company; and Metamark Genetics, a life science diagnostics company. Mr. Selby previously served as a director of: the KEW Group, Inc., a diagnostics company, Physicians Interactive Holdings, Inc., a provider of online and mobile clinical resources and solutions, between October 2008 and July 2013; Ascenta Therapeutics, Inc., a privately held biopharmaceutical company, between March 2009 and January 2013; Nanobio, Inc., a privately held biopharmaceutical company, between August 2006 and October 2011; Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company from May 2000 until it was acquired by Takeda Pharmaceutical Company Limited in May 2008; and Windhover Information, a publishing and information company in the pharmaceutical, biotechnology, and medical device industries, from May 2004 until it was sold to Reed Elsevier in March 2008. Mr. Selby serves on the Board of Trustees of the Central Park Conservancy and the Memorial Sloan-Kettering Cancer Center, both based in New York City. He is also a member of the advisory board of the Harvard Business School’s Healthcare Initiative and a Board member of the National Parks Conservation Association in Washington D.C. Mr. Selby holds a B.A. in Architecture from Yale College and an M.B.A. with Distinction from the Harvard Business School. We believe Mr. Selby’s qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, and his expertise in corporate strategy, finance, and commercialization of biopharmaceutical products.

Ian F. Smith, age 50, has served as a member of our board of directors since May 2008. Mr. Smith is Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, a position he has held since February 2006. From November 2003 to February 2006, he was Vertex’s Senior Vice President and Chief Financial Officer, and from October 2001 to November 2003, he served as Vertex’s Vice President and Chief Financial Officer. Prior to joining Vertex, Mr. Smith served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP, an accounting firm, from 1999 to 2001. Mr. Smith initially joined Ernst & Young’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith currently is a member of the board of directors of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company. He also previously served as a director of Epix Pharmaceuticals, Inc., a publicly traded biopharmaceutical company and Tolerx Inc., a privately held biopharmaceutical company. Mr. Smith holds a B.A. in accounting and finance from Manchester Metropolitan University, U.K.; is a member of the American Institute of Certified Public Accountants; and is a Chartered Accountant of England and Wales. We believe Mr. Smith’s qualifications to serve on our board of directors include his experience as the chief financial officer of a publicly traded biopharmaceutical company as well as his expertise in accounting and corporate finance.

Michael C. Venuti, Ph.D., age 62, has served as a member of our board of directors and the board of directors of our predecessor company since May 2003. Dr. Venuti served as the Chief Scientific Officer of NeuroTherapeutics Pharma, Inc., a privately held biopharmaceutical company from July 2011 to March 2013. Prior to NeuroTherapeutics, Dr. Venuti served as President, Chief Executive Officer and a director of iPierian, Inc., a privately held biopharmaceutical company, between July 2010 and April 2011 after joining iPierian as President and Chief Scientific Officer in February 2010. Dr. Venuti was Chief Executive Officer and Director of BioSeek, Inc., a privately held drug discovery company, from November 2007 to February 2010. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of our predecessor company prior to its merger with Infinity Discovery Inc. in September 2006, and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti served as a director of BioSeek, Inc. and iPierian, Inc., privately held biopharmaceutical companies, during the last five years. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from MIT. We believe Dr. Venuti’s qualifications to serve on our board of directors include his experience and scientific expertise in running research and development operations to drive strategic and business development goals at biotechnology and larger life sciences companies.

Our board of directors recommends that you vote FOR the election of each of the director nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Infinity and our stockholders.

Corporate Governance Guidelines; Code of Conduct and Ethics

Our Corporate Governance Guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by NASDAQ rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program; and

•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.

In addition, our Corporate Governance Guidelines set forth our policy that directors should attend annual stockholder meetings. All of our then-serving directors attended our 2015 annual meeting of stockholders.

We have also adopted a written Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. In addition to our having posted a copy of the code on our website, we intend to post on our website all disclosures that are required by law or the NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

Determination of Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Berkowitz, Selby or Smith, or Drs. Baselga, Evnin, Fyfe, Lander, or Venuti has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors has also determined (i) that Messrs. Smith and Selby and Dr. Evnin, who comprise our Audit Committee, each satisfy the independence standards for the Audit Committee established by the SEC and the NASDAQ Marketplace Rules; (ii) Dr. Venuti and Messrs. Selby and Berkowitz, who comprise our Compensation Committee, each satisfy the independence standards for the Compensation Committee established by the SEC and the NASDAQ Marketplace Rules; and (iii) Drs. Evnin, Lander and Fyfe, who comprise our Nominating and Corporate Governance Committee, each satisfy the independence standards for the Nominating and Corporate Governance Committee established by the SEC and the NASDAQ Marketplace Rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Infinity, including each of the transactions described below in “Transactions with Related Person,” and all other facts and circumstances our board of directors deemed relevant in determining independence.

Director Candidates: Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee of our board applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee, and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o William Bertrand, Company Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2017 annual meeting?” above.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Mr. Selby, as our current Lead Independent Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o William Bertrand, Company Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@infi.com.

Board and Committee Meetings

Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of our company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. The board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board of directors met six times during our 2015 fiscal year, including by telephone conference. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he or she served.

Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. All members of the

Audit, Compensation, and Nominating and Corporate Governance Committees are independent, non-employee directors. Current committee memberships are shown in the table below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Jose Baselga, M.D., Ph.D.
Jeffrey Berkowitz
Anthony B. Evnin, Ph.D.
Gwen A. Fyfe, M.D.
Eric S. Lander, Ph.D.
Adelene Q. Perkins
Norman C. Selby †
Ian F. Smith
Michael C. Venuti, Ph.D.

† Lead Independent Director	Chair of the Board	Committee Chair	Committee Member

Board Leadership Structure

Our Corporate Governance Guidelines provide the board with flexibility to determine the appropriate leadership structure for the board and the Company, including but not limited to whether it is appropriate to separate the roles of Chair of the board and Chief Executive Officer. In making these determinations, the board considers numerous factors, including the specific needs and strategic direction of the Company and the size and membership of the board at the time. The board believes that combining the roles of Chief Executive Officer and Chair of our board of directors is in the best interests of the Company and stockholders. As our Chief Executive Officer and Chair of the board, Ms. Perkins is responsible for setting the strategic direction for our company and for day-to-day leadership and performance of our company, as well as setting the agenda for board meetings, and presiding over meetings of the full board. Because Ms. Perkins is an employee and is therefore not “independent,” our board of directors has appointed Mr. Selby as Lead Independent Director to preside at all executive sessions of the board. The Nominating and Corporate Governance Committee evaluates our board leadership structure from time to time and may recommend alterations of this structure in the future.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included beginning on page 19 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee charter is available on our website, www.infi.com.

The current members of the Audit Committee are Messrs. Smith (Chair) and Selby and Dr. Evnin. Our board of directors has determined that Mr. Smith is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that each of these members is independent as such term is defined under the applicable rules of the NASDAQ Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held four meetings during our 2015 fiscal year. See “Audit Committee Report” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included beginning on page 24 of this proxy statement); and

•	preparing the Compensation Committee report required by SEC rules (which is included on page 45 of this proxy statement).

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. Our Compensation Committee has directly engaged Radford, an Aon Hewitt company, or Radford, as compensation consultant to provide the Compensation Committee with peer group and market information to enable the Compensation Committee to confirm that our executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. Radford also provides other services to us including a subscription to an annual compensation survey as well as general advice and analysis related to our non-executive compensation programs, which raises a potential conflict of interest with respect to both the Compensation Committee’s and our use of Radford. In addressing the potential conflict, management considered all of the “independence” factors listed Rule 10c-1(b)(4) of the Exchange Act of 1934 and determined that Radford does not have a conflict of interest that will influence the advice provided by Radford to the company regarding executive compensation. These factors include the following: the fact that the fees paid by the Company to Radford in the most recent year reviewed totaled less than $120,000; the existence and effectiveness of Radford’s consulting protocols and procedures; the lack of business or personal relationships between Radford and the Compensation Committee members and our executive officers; and the fact that Radford does not own any of our stock.

Our board has delegated authority to Ms. Perkins to grant stock options to employees of the Company under the 2010 Stock Incentive Plan subject to the following conditions: (i) such options shall be on the terms set forth in the Company’s standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose); (ii) any such options shall, to the maximum extent permitted by applicable federal tax laws, be granted as incentive stock options; (iii) the exercise price of such options shall be equal to the closing price of the Company’s common stock on the date of grant; and (iv) she is not authorized (a) to grant options to herself, or to any other executive officer of the Company, or to any person that the board or the Compensation Committee may from time to time designate in writing; (b) to grant in the aggregate options with respect to more than 250,000 shares of common stock in any calendar quarter; or (c) to grant to any person, in any one calendar year, options with respect to more than 50,000 shares of common stock. Ms. Perkins shall maintain a list of the options granted pursuant to this delegated authority and shall report to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.

The Compensation Committee charter is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in overseeing executive compensation.

The current members of the Compensation Committee are Messrs. Selby (Chair) and Berkowitz and Dr. Venuti. Our board has determined that each of these members is independent as defined under the applicable NASDAQ rules and as contemplated by applicable Exchange Act rules. The Compensation Committee held eleven meetings during our 2015 fiscal year. See “Compensation of Executive Officers—Compensation Committee Report” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending corporate governance principles to the board; and

•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Drs. Evnin (Chair), Lander and Fyfe. Our board of directors has determined that each of these members is independent as defined under the applicable NASDAQ rules. The Nominating and Corporate Governance Committee held two meetings during our 2015 fiscal year.

Board’s Role in Risk Oversight

Our board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company to enable it to understand our risk identification, management and mitigation strategies. When a committee receives such a report, the chair of the relevant committee summarizes such report for the full board during the next board meeting. This process enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee is responsible for discussing our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

We and our Compensation Committee of our board of directors have reviewed the compensation policies and practices for all of our employees (whom we call citizen-owners) and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business. In reaching this conclusion, we and the Compensation Committee considered various factors, including the following:

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the establishment of base salaries consistent with our executive officers’ responsibilities and market comparables to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•

the evaluation of company performance (which drives the amount of cash and number of shares available for grant under our contingent cash compensation and annual merit stock option programs, respectively) based on a variety of long- and short-term objectives with the weighting spread across multiple objectives, thus diversifying the risk associated with any single indicator of performance; and

•

the discretion available to our Compensation Committee not to apply fixed formulae in assessing our company performance, thus enabling the Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Availability of Corporate Governance Materials

You can access the current charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Conduct and Ethics at www.infi.com or by contacting Christi Waarich in our investor relations department. She may be reached at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1363; e-mail: irpr_info@infi.com.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2015 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committee.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding an independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors,

Ian F. Smith (Chair)

Anthony B. Evnin, Ph.D.

Norman C. Selby

Audit Fees

The following table summarizes the fees of Ernst & Young LLP billed to us for each of the last two fiscal years:

	Fiscal Year ended December 31,
Fee Category	2015	2014
Audit Fees(1)	$640,060	$1,001,176
Audit-Related Fees(2)	740	1,995
Tax Fees(3)	82,787	212,261

Total Fees	$723,587	$1,215,432

(1)	Consists of fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of comfort letters and registration statements, accounting and consultation on matters addressed during the audit or interim reviews, including consultation regarding licensing activities, and other professional services provided.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to a subscription to an online database managed by Ernst & Young LLP.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns, analysis related to state and federal tax incentive awards and section 382 of the Internal Revenue Code of 1986, as amended, and compliance services related to foreign value added tax.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During our 2015 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

The following table details the total compensation earned by our non-employee directors during our 2015 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Total ($)
Jośe Baselga, M.D., Ph.D.(3)	42,500	94,869	—	137,369
Jeffrey Berkowitz, J.D.(3)	7,500	94,869	34,993	137,362
Anthony B. Evnin, Ph.D.(4)	37,508	107,518	17,492	162,518
Gwen A. Fyfe, M.D.(5)	50,000	94,869	—	144,869
Eric S. Lander, Ph.D.(6)	32,508	94,869	17,492	144,869
Norman C. Selby(7)	85,000	170,764	—	255,764
Ian F. Smith (8)	50,000	120,167	—	170,167
Michael C. Venuti, Ph.D.(9)	52,500	120,167	—	172,667

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made to such individual.
(2)	Amounts in this column reflect the grant date fair value of stock awards made pursuant to a board compensation program in which directors have the option to settle all or a portion of their cash retainer for annual board service in shares of the company’s common stock.
(3)	This director was granted an option award on June 15, 2015 that had a grant date fair value of $94,869. As of December 31, 2015, this director did not hold any stock awards, but held options to purchase 45,000 shares of our common stock
(4)	Dr. Evnin was granted two option awards on June 15, 2015 that had grant date fair values of $94,869 and $12,649. As of December 31, 2015, Dr. Evnin did not hold any stock awards, but held options to purchase an aggregate of 70,625 shares of our common stock.
(5)	Dr. Fyfe was granted an option award on June 15, 2015 that had a grant date fair value of $94,869. As of December 31, 2015, Dr. Fyfe did not hold any stock awards, but held options to purchase an aggregate of 61,000 shares of our common stock.
(6)	Dr. Lander was granted an option award on June 15, 2015 that had a grant date fair value of $94,869. As of December 31, 2015, Dr. Lander did not hold any stock awards, but held options to purchase an aggregate of 98,585 shares of our common stock.
(7)	Mr. Selby was granted three option awards on June 15, 2015 that had grant date fair values of $94,869, $63,246 and $12,649. As of December 31, 2015, Mr. Selby did not hold any stock awards, but held options to purchase 87,000 shares of our common stock.
(8)	Mr. Smith was granted two option awards on June 15, 2015 that had grant date fair values of $94,869 and $25,298. As of December 31, 2015, Mr. Smith did not hold any stock awards, but held options to purchase 108,875 shares of our common stock.
(9)	Dr. Venuti was granted two options awards on June 15, 2015 that had grant date fair values of $94,869 and $25,298. As of December 31, 2015, Dr. Venuti did not hold any stock awards, but held options to purchase an aggregate of 127,625 shares of our common stock.

No changes to director compensation were made during our 2015 fiscal year. No director who is an employee receives compensation for his or her service as a director. The following is a summary of the standard compensation of our non-employee directors as of December 31, 2015:

•	a $40,000 annual retainer for service as a non-executive chair of our board of directors;

•	a $35,000 annual retainer for service as a director;

•	a $30,000 annual retainer for service as lead independent director;

•	a $15,000 annual retainer for service as chair of the Audit Committee;

•	a $10,000 annual retainer for service as chair of the Research and Development Committee;

•	a $10,000 annual retainer for service as chair of the Compensation Committee;

•	a $10,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	a $10,000 annual retainer for service as a non-chairing member of the Audit Committee;

•	a $7,500 annual retainer for service as a non-chairing member of a committee of the board other than the Audit Committee.

In March 2016, our board of directors approved an increase to the annual retainer for service as a non-employee director to $40,000, effective immediately following our 2016 annual meeting.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

In addition to the cash compensation discussed above, each non-employee director automatically receives nonstatutory stock options under our 2010 Stock Incentive Plan, as amended. The amounts of such nonstatutory stock option grants for annual service as a member of our board of directors, which were increased in March 2016, are as follows:

•	a nonstatutory option to purchase 40,000 shares of our common stock upon commencement of service on the board; and

•	a nonstatutory option to purchase 20,000 shares of our common stock on the date of each annual meeting of stockholders thereafter.

In addition to the grants listed above, each non-employee director who serves in the following positions receives nonstatutory options to purchase shares of our common stock in the amounts indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter:

Position	Stock Option Grant
Non-Executive Chair of the Board of Directors	12,000 shares
Lead Independent Director	10,000 shares
Chair of Research and Development Committee	4,000 shares
Chair of Audit Committee	4,000 shares
Chair of Compensation Committee	2,000 shares
Chair of Nominating and Corporate Governance Committee, if not Lead Independent Director	2,000 shares

Each of these options has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a ten year term, subject to earlier termination following cessation of board service by the holder of the option unless otherwise extended by our board of directors. In addition, each grant vests over a period of one or two years in equal quarterly installments (with respect to one-eighth (1/8th) of the shares subject to the option grant made in connection with commencement of service as a member of the board and with respect to one-fourth (1/4th) of the shares subject to the option grant made at each annual meeting of stockholders) beginning at the end of the first calendar quarter after the date of grant, provided that the option holder continues to serve as a director or in the position for which the grant was made. These options immediately vest in full upon certain changes in control or ownership or upon death or disability of the option holder while serving as a director.

TRANSACTIONS WITH RELATED PERSONS

On February 24, 2014, we entered into a facility agreement with Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Partners, L.P., and Deerfield International Master Fund, L.P., which we refer to collectively as Deerfield, and which are affiliates of Deerfield Management Company, L.P., Deerfield Mgmt, L.P. and James E. Flynn, each a beneficial owner of greater than 5% of our outstanding common stock. Pursuant to the facility agreement, Deerfield agreed to loan us up to $100 million, subject to the terms and conditions set forth in the facility agreement. On September 22, 2014, we amended the facility agreement with Deerfield such that the maximum principal amount that we could draw down was reduced to $50 million. We refer to the facility agreement with Deerfield, as amended, as the Facility Agreement. Under the terms of the Facility Agreement, we had the right to draw down on the Facility Agreement in $25 million minimum disbursements at any time during a pre-specified draw period, which draw period has expired without us having drawn down on the Facility Agreement. On February 25, 2015, in accordance with the terms of the Facility Agreement, we paid a $1.5 million fee to Deerfield representing 3% of the total amount not drawn under the facility. In connection with the execution of the Facility Agreement, we issued to Deerfield warrants to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $13.83 per share and having a fair value of $8.4 million. The warrants have dividend rights to the same extent as if the warrants were exercised into shares of common stock. The warrants expire on the seventh anniversary of their issuance and contain certain limitations that prevent the holder from acquiring shares upon exercise of a warrant that would result in the number of shares beneficially owned by it exceeding 9.985% of the total number of shares of common stock then issued and outstanding.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions.

Executive Summary

Our compensation program is designed to reward strong performance and align incentives with stockholder value creation. Awards under our contingent cash compensation and merit stock option programs are formulaically tied to the achievement of corporate goals, and we use stock options as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. In addition, consistent with our culture of citizen-ownership, other than pursuant to our Executive Severance Benefits Plan described below under the heading “Components of Our Compensation Program and Relationship to Performance-Severance Benefits,” all employees are eligible for each element of our compensation program, and our executive officers do not receive any material perquisites or other personal benefits above those offered to all employees.

At the beginning of each year, our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals against which company and executive officer performance is assessed by our Compensation Committee at the end of that year. This performance assessment is used to determine both annual and long-term incentive compensation for our executive officers. Please refer to “Our Performance Evaluation Process” below for more information on our performance assessment process. For

2015, following a recommendation from our executive leadership team, our Compensation Committee determined that our company performed in a manner that was generally consistent with our corporate goals, as evidenced by:

Goal	Events Considered in Evaluation of Performance Against Goals
Portfolio (Weighted 60%)
Progress duvelisib’s position toward our goal of establishing duvelisib as the best oral therapy in iNHL and the best-in-class PI3K inhibitor in CLL	Completed enrollment in DYNAMO™, a Phase 2 study evaluating duvelisib in patients with indolent non-Hodgkin lymphoma, or iNHL.

Initiated BRAVURA, a Phase 3 double-blind, placebo-controlled clinical study evaluating duvelisib plus rituximab and bendamustine compared to placebo plus rituximab and bendamustine in patients with relapsed iNHL.

Initiated FRESCO, a Phase 2 randomized clinical study evaluating duvelisib in combination with rituximab compared to chemotherapy in combination with rituximab in patients with relapsed or refractory follicular lymphoma.

Advanced CONTEMPO, a Phase 1b/2 open-label, two-arm study evaluating duvelisib in combination with obinutuzumab or rituximab in patients with previously untreated follicular lymphoma.
Completed enrollment of our DUO™ Phase 3 study evaluating duvelisib in patients with chronic lymphocytic leukemia, or CLL.

Completed all necessary activities to facilitate and support initiation by AbbVie Inc., or AbbVie, of Phase 1b/2 open-label clinical study evaluating duvelisib in combination with venetoclax in patients with relapsed or refractory indolent or aggressive non-Hodgkin lymphoma, CLL or small lymphocytic lymphoma.

Identified DYNAMO+R for closure and requested advice from the U.S. Food and Drug Administration, or FDA, to determine if BRAVURA, as designed, can, instead of DYNAMO+R, serve as a confirmatory study if DYNAMO supports an accelerated approval.

Expansion of product candidate pipeline

Expanded our product candidate pipeline by the advancement of IPI-549, an internally discovered, orally administered, selective phosphoinositide-3-kinase, or PI3K, gamma inhibitor that we intend to evaluate as a potential treatment in solid tumors. Submitted investigational new drug, or IND, application to the FDA.

Financial (Weighted 20%)
Maintain financial health	Managed cash position sufficient to support the advancement of duvelisib and IPI-549 toward our 2015 and 2016 corporate goals.
Organizational (Weighted 20%)
Evolve and build a high performance organization

Added key commercial and business leadership, including the successful hire and onboarding of Sujay Kango, Chief Commercial Officer, and William Bertrand, General Counsel. Advancements made in the development of key processes and infrastructure to support a potential duvelisib launch.

Accordingly, following the recommendation of our executive leadership team, the Compensation Committee of our board of directors assessed our performance against 2015 goals at the high end of the “meets

Infinity threshold standards” level. Except for Messrs. Kango and Bertrand discussed in more detail below, our contingent cash compensation and merit stock option programs were funded consistent with our operating performance. Base salaries for our named executive officers for 2016 were determined following a review of individual named executive officer performance and market data provided by Radford, consultant to the Compensation Committee. Our Compensation Committee approved a change to the scale we use to measure company performance for 2016 such that the point scale used to determine contingent and total cash compensation would range from 70 points, or “Meets Infinity Expectations,” to 150 points, or “Exceeds Infinity Expectations,” although the Compensation Committee may use its discretion to determine a score less than 70 points

In 2014, we submitted to our stockholders at our 2014 annual stockholder meeting a resolution to approve, on an advisory (non-binding) basis, our executive compensation program, and we received the support of approximately 82% of the votes cast.

Our Named Executive Officers

Our named executive officers for 2015 were:

•	Adelene Q. Perkins, President and Chief Executive Officer; Chair of the Board;

•	Julian Adams, Ph.D., President of Research and Development;

•	Lawrence E. Bloch, M.D., J.D., Executive Vice President, Chief Financial Officer and Chief Business Officer;

•	Sujay Kango, Executive Vice President and Chief Commercial Officer;

•	Vito J. Palombella, Ph.D., Executive Vice President and Chief Scientific Officer; and

•	David A. Roth, M.D., Executive Vice President and Chief Medical Officer.

Drs. Palombella and Roth are no longer employees of Infinity and were excluded from our 2015 performance evaluation process and contingent compensation programs. Dr. Roth received a severance package described in more detail below that is included in his total compensation for 2015.

Our Compensation Objectives and Philosophy

Our mission is to sustainably discover, develop and deliver to patients important new medicines that make a material difference in patients’ health, well-being and lives. The objectives of our compensation program are to:

•	attract, retain and motivate the highest caliber scientists and business people to develop and execute our business plan and achieve our mission;

•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. This committee is also responsible for evaluating our company’s performance against its goals, assessing the performance of our executive officers, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.

Our compensation program ties a substantial portion of our named executive officers’ overall compensation to the achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	maintaining the strong financial health of the company, including implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

Components of Our Compensation Program and Relationship to Performance

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and performance-based annual cash incentives, which we refer to as contingent cash compensation;

•	annual performance-based stock option awards, which we refer to as merit stock option awards;

•	stock option awards granted to citizen-owners upon hire and upon promotion;

•	an employee stock purchase plan;

•	severance benefits plans; and

•	employee benefits, such as health and life insurance and a 401(k) retirement savings plan.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and the size of stock option awards differ from person to person based on each citizen-owner’s role, market-competitive compensation, and his or her individual performance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information for our compensation peer group and other relevant survey data, determines what it believes to be the appropriate level and mix of the various compensation components.

Cash Compensation

Our cash compensation program has two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen-owners, including each of our named executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The Compensation Committee adheres to the general principle that base salary levels should be targeted between the 50th and 75th percentiles of the market, using peer group market compensation data, with base salaries targeted toward the 75th percentile of the market for individuals who have demonstrated strong performance and potential during a strong company-performance year. This peer group is described under the heading “Defining and Comparing Compensation to Market Benchmarks” below.

Under our contingent cash compensation program, the Compensation Committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all citizen-owners at specified levels of seniority, based on the Compensation Committee’s assessment of overall company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon the relative individual performance of each citizen-owner compared to the performance of his or her peers. For single incumbent roles in the organization, such as our chief executive officer, president of research and development, and each of our executive vice presidents, the contingent compensation pools include only the single incumbent. We believe our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biopharmaceutical industry to provide competitive, but not excessive, base salary levels together with performance-based cash incentives;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•

it rewards both the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of company goals.

The sum of base salary and contingent cash compensation constitutes total cash compensation. The Compensation Committee believes that the total cash compensation for our executive officers should be targeted:

•

below the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance is below Infinity threshold standards, or performance that neither resulted in the achievement of all stated goals for our company, nor was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources or stage of development;

•

near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets Infinity threshold standards, or performance that resulted in the stated goals for our company substantially being met and which was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development;

•

near the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets Infinity expectations, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals, or goals that we believe could prove difficult to achieve) and exceeded some of our goals, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•

above the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance exceeds Infinity expectations, or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

Consistent with this philosophy, the Compensation Committee established 2015 contingent cash compensation targets for our executive officers at the following percentages of aggregate payroll of citizen-owners at the specified level of seniority, which represent no change from the prior year’s targets:

2015 Contingent Cash Compensation Targets

	Below Infinity Threshold Standards	Infinity Threshold Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Chief Executive Officer	0%	40%	65%	80%
President of Research and Development	0%	35%	50%	75%
Executive Vice President/“C” Level Officer	0%	30%	40%	60%

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental to creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in the longer term success of our company as reflected in stock price appreciation. In addition, the vesting feature of our equity grants is intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and in equal monthly installments over the following three years. Stock options granted annually at the beginning of each year following assessments of individual performance under our merit stock option program (described below) typically vest in equal monthly installments over four years. Stock options granted to citizen-owners upon promotion to a more senior position (described below) also typically vest in equal monthly installments over four years. Additionally, the Compensation Committee may exercise its discretion to grant one-time awards to some or all citizen-owners, including our named executive officers, from time to time. All stock options granted under our equity incentive plans have a maximum term of ten years and substantially all awards have vesting and exercise rights that cease shortly after termination of service to our company. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price for each stock option share is equal to the closing price of a share of our common stock on the date of grant. All equity-based awards made to our named executive officers are approved by the Compensation Committee.

We do not time option grants to our named executive officers in coordination with our release of material non-public information and our named executive officers are prohibited from pledging or engaging in short sales or derivative transactions of company securities. We have not adopted stock ownership guidelines for our named executive officers, in part due to the historic stock ownership of these officers (see “Stock Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement). We do, however, encourage all of our citizen-owners to maintain an equity position in our company.

All our citizen-owners, including our named executive officers, are eligible to receive merit stock option grants in connection with the annual performance review process. The Compensation Committee establishes pools of stock options available for potential award to citizen-owners at specified levels of seniority, based on pre-determined fixed-share guidelines and, for individuals in roles at or above a Vice President, the committee’s assessment of overall company performance. Once the aggregate amount of stock options available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon relative future potential of each citizen-owner compared to the future potential of his or her peers. For our executive officers, the Compensation Committee establishes target percentiles to be used to determine the number of shares available for potential award in connection with the Compensation Committee’s evaluation of company and individual executive officer performance at the end of that year. These target percentiles are established at the beginning of the year and are based on individuals in similar positions at companies in our peer group existing at the time the Compensation Committee evaluates company performance.

The target percentiles established by our Compensation Committee for 2015 were as follows:

2015 Annual Merit Stock Option Award Target Percentile to Market

	Below Infinity Threshold Standards	Infinity Threshold Standards		Meets Infinity Expectations		Exceeds Infinity Expectations (Maximum)
Chief Executive Officer	Board Discretion	50	th	65	th	75	th
President of Research & Development	Board Discretion	50	th	65	th	75	th
Executive Vice President/“C” Level Officer	Board Discretion	50	th	65	th	75	th

Based on these target percentiles and our 2015 peer group, our Compensation Committee determined that the number of shares available for potential grant under our annual merit stock option award program were as follows:

2015 Annual Merit Stock Option Award Targets

	Below Infinity Threshold Standards	Infinity Threshold Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Ms. Perkins	Board Discretion	300,800	352,200	423,000
Dr. Adams	Board Discretion	123,400	139,700	167,600
Dr. Bloch	Board Discretion	82,600	98,600	121,200
Mr. Kango	Board Discretion	62,300	102,300	128,900

All of our citizen-owners, including our named executive officers, are also eligible to receive stock option grants in conjunction with a promotion to a more senior position. The number of stock options granted is equal to the difference obtained by subtracting the number of stock options that would be granted to such citizen-owner as if he or she were to be newly hired into his or her previous position from the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her new position.

In determining the size of stock option awards to our named executive officers, the Compensation Committee also considers factors such as:

•	share ownership of comparable executive officers;

•	our annual company performance;

•	the applicable officer’s individual performance;

•	the amount of equity previously awarded to and currently owned by the officer; and

•	the amount of equity previously awarded to the officer that remains unvested and the value thereof.

The Compensation Committee also evaluates the potential dilution that new stock option grants will have on the ownership interests of our stockholders by regularly managing our equity “burn rate” (that is, the number of shares subject to equity awards granted as a percentage of the weighted average number of shares of our common stock outstanding), and the number of shares of our common stock that are available for award under our equity incentive plan. Notably, our 3-year average burn rate of 3.5% falls well below the burn rate benchmark of 5.99% established by Institutional Shareholder Services, Inc., or ISS, for Russell 3000 companies in our industry.

Employee Stock Purchase Plan

Our employee stock purchase plan permits citizen-owners to purchase shares of our common stock at a discount and consists of consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. On the first day of each offering period, each employee who is enrolled in the employee stock purchase plan will automatically receive an option to purchase shares of our common stock in accordance with the terms of the plan. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

Severance Benefits

Our Executive Severance Benefits Plan, or the severance plan, provides eligible full time executives holding the title of Executive Vice President or above certain severance benefits upon a termination without cause or a resignation for good reason including in each case within one year following a change in control, which we refer to as a covered termination. The severance plan supersedes the provisions of any separation plans, separation policies or agreements between any severance plan participant and the company that provide for severance benefits, including the offer letters of Ms. Perkins and Drs. Adams and Bloch, except to the extent expressly stated in such plans, policies or agreements. Pursuant to the severance plan, each executive who is subject to a covered termination is entitled to:

•	continuation of such executive’s monthly base salary for the twelve-month period following termination;

•

payment by us of a portion of the cost of COBRA continuation of benefits coverage for the executive and his or her applicable dependents for the twelve-month period following such termination or until the executive commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the severance plan;

•	reasonable outplacement benefits for up to six months at the discretion of the severance plan’s administrator or until the executive commences new employment, if sooner;

•

any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the executive’s termination and which our board of directors deems granted to the executive in its discretion pursuant to our contingent compensation program;

•

at the sole discretion of the severance plan’s administrator, the prorated amount of any minimum bonus award approved by the Compensation Committee for the year in which the covered termination occurs; and

•	immediate vesting of the portion of any outstanding equity awards of the executive which would have vested within the one (1) year-period following such covered termination.

To receive any benefits under the severance plan, the executive must comply with provisions of any applicable noncompetition or nonsolicitation agreement to which he or she is a party and must observe any other obligations he or she has to us. The executive must also execute and deliver a suitable waiver and release under which the executive releases and discharges us of any and all claims arising out of his or her employment relationship with us. Severance benefits are to be paid in accordance with the terms of the severance plan and our regular pay practices in effect from time to time.

We believe providing these benefits enhances our ability to attract and retain executive talent and aligns with stockholder interests. Based on a review of practices of comparable companies by Radford, we believe that our severance benefits are generally in line with severance packages offered to executives by such companies.

We have structured severance benefits to apply also following a change in control such that benefits are paid upon the occurrence of both a change in control and the termination of the executive during the 12-month period following the change in control. We believe this structure provides the executive with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their job.

Our severance plan does not provide any “gross-up” for the amount of excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, related to the “excess golden parachute payment” provisions under Section 280G of the Code.

In September 2015, we and Dr. Roth agreed that his employment with the company would terminate and, in connection with such termination, we and Dr. Roth agreed to a severance benefits package consistent with our Executive Severance Benefits Plan, from which we agreed to deduct a pro-rated portion of a transition bonus that Dr. Roth was obligated to repay pursuant to the terms of his offer of employment letter. Specifically, pursuant to Dr. Roth’s letter of employment we agreed to pay him a transition bonus to compensate for amounts forfeited by Dr. Roth from his prior employment under a long-term incentive and retirement program. Such transition bonus was comprised of a $250,000 payment made in February 2014, a $250,000 payment made in February 2015 and a $450,000 payment that would have been made in December 2016 if Dr. Roth were employed by the company at that time. The pro-rated portion of such transition bonus that was required to be paid and was deducted from Dr. Roth’s severance package totaled $166,500.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid vacation time, paid sabbatical leave following five years of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the company-matching feature under our 401(k) savings plan, we match 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations, to our 401(k) savings plan with shares of our common stock having a value equal to such contribution, based on the fair market value of our common stock on the last day of the quarter.

In particular circumstances, we sometimes award cash signing bonuses when executive officers first join us. Such cash signing bonuses typically are subject to repayment in full or on a pro-rated basis if the executive officer voluntarily terminates employment with us during a prescribed period of time following their date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the hiring circumstances specific to each candidate. For instance, we may consider paying signing bonuses to compensate for amounts forfeited by an executive candidate upon terminating prior employment or to create additional incentive for an executive to join our company in a position where there is high market demand.

Given our objective of attracting the highest caliber talent, we often recruit talented individuals from outside of the Boston area to fill open positions. We generally provide reasonable relocation assistance to those individuals.

Consistent with industry practice and our philosophy of offering benefits to all of our citizen-owners generally, we have not provided any material perquisites or other personal benefits to our named executive officers.

Our Performance Evaluation Process

Our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, but given our mission to discover, develop and deliver new medicines on a sustainable basis, a significant number of our objectives are also directed to the maintenance and enhancement of the foundations for our future success. Upon approval of the overall corporate goals by our board of directors, departmental and individual goals are set by our executive leadership team focusing on contributions that facilitate the achievement of these corporate goals.

Near the end of each year, our executive leadership team evaluates company performance against the goals for that year. With respect to company performance, the executive leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals and determines performance at one of the following levels:

•	below Infinity threshold standards;

•	meets Infinity threshold standards;

•	meets Infinity expectations; or

•	exceeds Infinity expectations.

Please refer to “Components of Our Compensation Program and Relationship to Performance – Cash Compensation” above for a description of how each of these levels is defined.

This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our executive leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Each citizen-owner’s evaluation begins with a written self-assessment, which is submitted to that citizen-owner’s manager. In addition, each citizen-owner’s manager solicits input from others within and/or outside of our company, in what is commonly referred to as a “360 review process.” In the case of Ms. Perkins, the Chair of our Compensation Committee solicits and organizes feedback from our board of directors and, together with our Senior Vice President of Human Resources, members of our Compensation Committee solicit and organize feedback from company management. Based on this input, the manager then prepares a written performance review representing the manager’s assessment of the citizen-owner’s individual performance and future potential. In the case of Ms. Perkins, the Chair of our Compensation Committee meets with her to summarize her annual performance assessment and to provide development feedback.

Ms. Perkins prepares written performance reviews of her direct reports, Drs. Adams and Bloch and Messrs. Kango and Bertrand, each based on:

•	the applicable officer’s self-assessment;

•

feedback received during the 360 review process from members of our executive leadership team, representative direct reports of the executive officer, and other individuals within and outside of our company from whom feedback is deemed relevant in order to make a meaningful assessment of the applicable officer’s performance and areas for future development; and

•	the applicable manager’s personal assessment.

Ms. Perkins discusses her contributions with the Chair of our Compensation Committee, along with sharing a summary of annual company performance. Additional assessments of her individual performance are obtained through feedback received from our board of directors and members of our executive leadership team and other citizen-owners with whom Ms. Perkins regularly interacts. On the basis of this feedback, the Compensation Committee conducts an evaluation of Ms. Perkins’ individual performance and future potential:

•	based on our company’s performance against its goals;

•	in providing leadership of our company in the pursuit of these goals;

•	in providing mentorship to her direct reports; and

•	based on progress against her personal and professional development goals.

Determining and Setting Executive Compensation

Individual compensation decisions by our Compensation Committee are driven primarily by an assessment of company and individual performance against predetermined goals which are primarily qualitative (i.e., pipeline and milestone-based) rather than an array of financial metrics. We believe that the approach taken by the Compensation Committee is appropriate given the stage of development and strategic mission of our company. We do not believe that the market capitalization of development-stage biopharmaceutical companies is generally tied to the achievement of objective financial metrics, such as net loss or loss per share; therefore, we do not believe the application of such metrics to determine compensation is appropriate, nor do we believe that the failure to apply such formulaic standards creates a misalignment between incentives and creation of stockholder value. In addition, we believe the success of our product development programs will be a function of management being responsive to new data and prioritizing long-term success over the achievement of short-term objectives. As such, we believe a compensation program that does not penalize management for failing to meet a specific short-term development objective in order to create the greatest opportunity for our product development programs to be sustainably successful in the long term creates appropriate incentives and is in the best interest of our company and its stockholders. We believe that our executive compensation program is generally satisfactory to our stockholders as evidenced by a favorable vote of approximately 82% of the votes cast at our 2014 annual stockholders meeting regarding the non-binding, advisory proposal on the compensation of our executive officers.

In addition to its assessments of company and individual performance, the Compensation Committee also considers the compensation of executives in similar roles in peer companies in setting base salary and target contingent compensation opportunity for our named executive officers.

Defining and Comparing Compensation to Market Benchmarks

During 2015, our Compensation Committee engaged Radford for assistance in conducting a competitive compensation assessment for our executive officers. In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Radford, established a peer group of 17 publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that was selected based on a balance of the following criteria:

•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;

•	companies against which we believe we compete for executive talent; and

•	companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our peer group for 2015, referred to as our 2015 peer group, was comprised of the following companies:

Acceleron Pharma Inc. Agios Pharmaceuticals, Inc. Arena Pharmaceuticals, Inc. Ariad Pharmaceuticals, Inc. Array BioPharma, Inc. Celldex Therapeutics, Inc.	Clovis Oncology, Inc. CTI BioPharma Corp. Dyax Corporation Exelixis, Inc. Lexicon Pharmaceuticals, Inc. ImmunoGen, Inc.	Merrimack Pharmaceuticals, Inc. Momenta Pharmaceuticals, Inc. NewLink Genetics Corporation OncoMed Pharmaceuticals, Inc. Rigel Pharmaceuticals, Inc.

The peer group for our named executive officers is approved by the Compensation Committee annually, and the following companies that had been included in our peer group in 2014 were removed from our 2015 peer group either because of merger & acquisition activity or based on the Compensation Committee’s assessment that the company’s profile ceased to meet the criteria we consider when selecting our peer group: Idenix

Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. In addition, Acceleron Pharma Inc., CTI BioPharma Corp., Lexicon Pharmaceuticals, Inc., NewLink Genetics Corporation, and OncoMed Pharmaceuticals, Inc. were added to the 2015 peer group on the basis of their therapeutic focus, financial profile and stage of development.

The Compensation Committee also compared the total compensation of our executive leadership team to a broader biotechnology industry group, which, for 2015, consisted of 37 publicly traded biotechnology and biopharmaceutical companies listed in the 2015 Radford Global Life Sciences Survey with 100 – 500 employees and a market cap between $200 million and $1.5 billion. When conducting its review of our executive compensation programs, the Compensation Committee considered the compensation of our 2015 peer group and the larger survey group described above.

We believe that the compensation practices of our 2015 peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the 2015 peer group to Infinity, due to the nature of our business, we compete for executive talent with many companies that are larger and better established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that we vary from our historic compensation practices or deviate from our general compensation philosophy under certain circumstances.

2015 Contingent Compensation Decisions

2015 Company Goals and Assessment of Performance Against Those Goals

At the beginning of 2015, our board of directors approved a set of annual corporate goals against which company and executive officer performance was assessed by our executive leadership team and Compensation Committee near the end of 2015. For 2015, our executive leadership team recommended to the Compensation Committee that our company’s performance against 2015 goals be assessed at the high end of the “meets Infinity threshold standards” level. The Compensation Committee agreed with the executive leadership team’s recommendation by reference to the following list of the events considered in their assessment of company performance against our 2015 goals:

Goal	Events Considered in Evaluation of Performance Against Goals
Portfolio (Weighted 60%)
Progress duvelisib’s position toward our goal of establishing duvelisib as the best oral therapy in iNHL and the best-in-class PI3K inhibitor in CLL	Completed enrollment in DYNAMO™, a Phase 2 study evaluating duvelisib in patients with indolent non-Hodgkin lymphoma, or iNHL.

Initiated BRAVURA, a Phase 3 double-blind, placebo-controlled clinical study evaluating duvelisib plus rituximab and bendamustine compared to placebo plus rituximab and bendamustine in patients with relapsed iNHL.

Initiated FRESCO, a Phase 2 randomized clinical study evaluating duvelisib in combination with rituximab compared to chemotherapy in combination with rituximab in patients with relapsed or refractory follicular lymphoma.

Advanced CONTEMPO, a Phase 1b/2 open-label, two-arm study evaluating duvelisib in combination with obinutuzumab or rituximab in patients with previously untreated follicular lymphoma.
Completed enrollment of our DUO™ Phase 3 study evaluating duvelisib in patients with chronic lymphocytic leukemia, or CLL.

Completed all necessary activities to facilitate and support initiation by AbbVie of Phase 1b/2 open-label clinical study evaluating duvelisib in combination with venetoclax in patients with relapsed or refractory indolent or aggressive non-Hodgkin lymphoma, CLL or small lymphocytic lymphoma.

Identified DYNAMO+R for closure and requested advice from the FDA to determine if BRAVURA, as designed, can, instead of DYNAMO+R, serve as a confirmatory study if DYNAMO supports an accelerated approval.

Expansion of product candidate pipeline

Expanded our product candidate pipeline by the advancement of IPI-549, an internally discovered, orally administered, selective PI3K-gamma inhibitor that we intend to evaluate as a potential treatment in solid tumors. Submitted investigational new drug, or IND, application to the FDA.

Financial (Weighted 20%)
Maintain financial health	Managed cash position sufficient to support the advancement of duvelisib and IPI-549 toward our 2015 and 2016 corporate goals.
Organizational (Weighted 20%)
Evolve and build a high performance organization

Added key commercial and business leadership, including the successful hire and onboarding of Sujay Kango, Chief Commercial Officer, and William Bertrand, General Counsel. Advancements made in the development of key processes and infrastructure to support a potential duvelisib launch.

For purposes of evaluating performance against these goals, our board of directors approved a weighting system wherein the portfolio goals listed above would account for, in the aggregate, 60% of the assessment, the financial goal would account for 20% of the assessment, and the organizational goal would account for the remaining 20% of the assessment. This weighting system reflects our belief that the long-term value of the company would be heavily dependent on the advancement of duvelisib in 2015, but that securing and maintaining financial and human resources would be critical in order to enable the success of duvelisib and the long-term health of the company.

2015 Individual Performance of Our Executive Officers

For 2015, the individual objectives for our senior management team focused on contributions that were intended to drive achievement of our corporate goals. For our executive officers, the Compensation Committee reviewed such officer’s individual performance based on each officer’s self-assessment, feedback obtained from the 360 review process and, to the extent applicable, the written evaluation of the officer’s manager. The achievements of each of our executive officers that were considered by the Compensation Committee included:

•

Ms. Perkins: successful overall leadership of our company strategy and operations; leadership in advancing our organization; advancement of our investigation of duvelisib in registration-directed clinical studies in hematologic malignancies; expansion of our investigation of duvelisib in a combination study with venetoclax; leadership of the successful partnership with AbbVie to enable the development of duvelisib; strong external presence; cultivation of our company culture and development of members of our executive leadership team; effective ongoing financial management of our company; effective interactions with our board of directors.

•

Dr. Adams: leadership in advancing our product development and research and development organization, including leading scientific and clinical progression of duvelisib toward the goal of becoming the best oral therapy in iNHL and the best-in-class PI3K inhibitor in CLL; overall leadership for advancing our DYNAMO, DUO, BRAVURA and FRESCO studies; support for evolutions in our research and development organization to enhance their operational effectiveness; leadership in advancing scientific and translational medical investigation studies relating to duvelisib; supported numerous scientific publications and presentations throughout the year; submitted an IND for IPI-549; active participation in the evaluation of business development opportunities; strong external presence through advisory and similar activities; development of his senior staff; and continued development of strong relationships between our company and academic and industry leaders and clinical investigators.

•	Mr. Bertrand: joined Infinity in October 2015, and successfully on-boarded to his new role; provided strategic leadership to the legal function and the executive team.

•

Dr. Bloch: strategic leadership of the corporate and business development, corporate communications, and finance/accounting functions, and the legal function until October 2015 when the legal function transitioned to Mr. Bertrand; leadership in maintaining the financial health of the organization; development of strong external investor relationships; leadership in business development opportunities; contributions to the successful partnership relationship with AbbVie to enable the development of duvelisib.

•

Mr. Kango: success in recruiting and hiring key leadership roles within our commercial organization; responsibility for the preparation for commercialization of duvelisib; creation of the commercial vision for Infinity and the execution of operational activities; successful contributions to the partner relationship with AbbVie; leadership in enhancing commercial capabilities including commercial operations, marketing, access and distribution, and pricing; strong company leadership as part of the executive team.

2015 Contingent Cash Compensation and Merit Stock Option Awards

The Compensation Committee conducts an annual review and approves the compensation of each executive officer. During the first quarter of each year, annual corporate value creation goals are determined and set forth in writing and approved by our board of directors. In the middle of the year, senior management reviews performance against the value creation goals with our board of directors and key operational objectives for the second half of the year are realigned. At the end of each year, our Compensation Committee determines executive officer compensation levels after carefully reviewing the company’s performance against the annual value creation goals and performing a detailed evaluation of each executive officer’s contributions to the achievement of the corporate goals.

In addition, our compensation committee may apply its discretion, as it deems appropriate, in determining executive officer compensation. For 2015, the Compensation Committee exercised its discretion in determining the contingent cash compensation awards for Ms. Perkins and Drs. Adams and Bloch, and in determining the merit stock option awards for Ms. Perkins and Dr. Adams, citing the adjustments to the company’s public guidance concerning progress in the DYNAMO and DUO clinical trials as the rationale for setting their individual awards below the pre-established targets for each position. In addition, the Compensation Committee exercised its discretion by adjusting merit stock option awards downward for all named executive officers based on a limited availability of shares remaining in the company’s stock incentive plan.

Based on the Compensation Committee’s review of individual performance together with the assessment of the company’s performance against 2015 goals at the high end of “meets Infinity threshold standards” level, total contingent cash compensation and total cash compensation for our named executive officers were the following:

	2015 Contingent Cash Compensation Award (% of 2015 Base Salary)	2015 Contingent Cash Compensation Award	2015 Total Cash Compensation
Ms. Perkins	20%	$130,000	$776,865
Dr. Adams	18%	87,150	584,439
Dr. Bloch	30%	121,800	527,185
Mr. Kango(1)	39%	131,100	431,100
Dr. Palombella(2)	—	—	401,192
Dr. Roth(3)	—	—	542,692

(1)	Mr. Kango’s contingent cash compensation and merit salary increase were prorated based on his hire date.
(2)	Dr. Palombella is no longer employed by the company and was excluded from our 2015 contingent cash compensation program.
(3)	Dr. Roth is no longer employed by the company and was excluded from our 2015 contingent cash compensation program. Excludes a severance payment in the amount of $245,500 made to Dr. Roth in 2015 related to Dr. Roth’s termination of employment with the company.

In January 2016, following an assessment of the future potential of our named executive officers together with the assessment of the company’s performance against 2015 goals, the Compensation Committee approved a stock option grant to each of our named executive officers in substantial alignment with pre-established 2015 merit stock option grant targets, except in the case of Ms. Perkins and Dr. Adams where the Compensation Committee exercised its discretion in determining a grant substantially below the pre-specified target citing the adjustments to the company’s public guidance concerning progress in the DYNAMO and DUO clinical trials as the rationale. Each of these options have a ten-year term, ratable monthly vesting over four years, and an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant. The specific number of shares subject to stock options granted to our named executive officers is set forth in the table below:

Number of Shares Subject to 2015 Merit Stock Option Grant
Ms. Perkins	185,000
Dr. Adams	80,000
Dr. Bloch	70,000
Mr. Kango	60,000
Dr. Palombella	—
Dr. Roth	—

Establishment of 2016 Base Salary and Compensation Targets

2016 Base Salary

In January 2016, the Compensation Committee approved merit-based salary increases for each of our named executive officers in keeping with our compensation philosophy that base salary levels should be targeted between the 50th and 75th percentiles of our peer group. Based on the Compensation Committee’s assessment of 2015 company performance at the high end of the “meets Infinity threshold standards” level, together with an assessment of the performance and potential of each named executive officer, the Compensation Committee set 2016 base salaries of each of our named executive officers as set forth in the table below.

	2016 Base Salary	% Increase over 2015
Ms. Perkins	$669,500	3.0%
Dr. Adams	498,000	0.0%
Dr. Bloch	418,180	3.0%
Mr. Kango	410,000	2.5%
Dr. Palombella	—	—
Dr. Roth	—	—

2016 Total Cash Compensation Targets

In 2015, our Compensation Committee approved a change to the scale we use to measure company performance for 2016 such that the point scale used to determine contingent cash compensation would range from 70 points, or “Meets Infinity Expectations,” to 150 points, or “Exceeds Infinity Expectations.” The change in scale does not change our compensation philosophy with respect to base salary or total cash compensation. Based on the scale approved for 2016, the Compensation Committee believes that the total cash compensation for our executive officers should be targeted:

•

below the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating is below 70 points (the “Meets Infinity Expectations” level), or performance that neither resulted in the achievement of all stated goals for our company, nor was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources or stage of development;

•

near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating equals 100 points, or performance that resulted in the stated goals for our company substantially being met and which was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development;

•

near the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating equals 125 points, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals, or goals that we believe could prove difficult to achieve) and exceeded some of our goals, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•

above the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating equals 150 points (the “Exceeds Infinity Expectations” level), or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

2016 Contingent Cash Compensation Targets

Consistent with this philosophy, and based on a review of market data provided by Radford and the 2015 base salaries of our executive officers, the Compensation Committee set target contingent cash compensation opportunities for our executive officers at the following levels:

	Company Performance Rating
		Meets Infinity Expectations			Exceeds Infinity Expectations (Maximum)
2016 Contingent Cash Compensation Targets	<70 Points	70 Points	100 Points	125 Points	150 Points
Chief Executive Officer	0%	40%	65%	72%	80%
President of Research and Development	0%	35%	50%	62%	75%
Executive Vice President/“C” Level Officer	0%	30%	40%	50%	60%

2016 Merit Equity Award Targets

Our Compensation Committee has not yet established targets for our annual merit equity award program for the 2016 performance year.

Accounting and Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to our company of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2015. For example, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three most highly paid executive officers. Qualified performance-based compensation is not subject to the deduction limitation if specified requirements are met by us. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program. Our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Adelene Q. Perkins,	2015	646,865	—		2,466,550	130,000	9,825	3,253,240
President and Chief Executive Officer(4)	2014	568,500	—		687,779	369,525	9,675	1,635,479
	2013	552,000	—		3,300,545	—	8,616	3,861,161

Julian Adams, Ph.D.,	2015	497,289	—		1,233,275	87,150	2,879	1,820,593
President of R&D	2014	479,500	—		457,715	239,750	2,879	1,179,844
	2013	465,800	—		2,183,700	—	1,806	2,651,306

Lawrence E. Bloch, M.D., J.D.,	2015	405,385	—		1,233,275	121,800	8,953	1,769,413
Chief Financial Officer and Chief Business Officer	2014	390,000	—		259,023	156,000	8,454	813,477
	2013	378,800	—		703,727	—	8,280	1,090,807

Sujay Kango.	2015	300,000	150,000	(5)	1,714,100	131,100	321,090	2,616,290
Chief Commercial Officer

Vito J. Palombella, Ph.D.,	2015	401,192	—		838,627	—	8,953	1,248,772
Chief Scientific Officer	2014	381,000	—		259,023	152,400	8,803	801,226
	2013	366,400	—		1,407,455	—	8,616	1,782,471

David A. Roth, M.D., Chief Medical Officer	2015	292,692	250,000	(6)	838,627	—	254,193	1,635,512
	2014	397,102	250,000	(6)	893,650	160,000	8,803	1,709,555
	2013	117,923	125,000	(7)	779,886	—	1,476	1,024,285

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made during the applicable fiscal year. See the information in Note 3, “Stock Based Compensation,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2015, for assumptions made in determining these values.
(2)	The amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis” above.
(3)	Amounts in this column represent the sum of (i) any life insurance premiums paid on behalf of the officer, (ii) the value of any shares of common stock contributed to the officer’s 401(k) account as a matching contribution, (iii) in the case of Mr. Kango, $312,434 in relocation expenses paid on his behalf, and (iv) in the case of Dr. Roth, $245,500 in severance payments made to Dr. Roth in connection with his separation of employment with the company in September 2015.
(4)	Ms. Perkins received the amounts listed above for service as our President and Chief Executive Officer and received no compensation for service as a director. During the year ended December 31, 2015, Ms. Perkins was granted option awards with the grant date fair value set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2015, Ms. Perkins did not hold any stock awards, but held options to purchase an aggregate of 1,670,072 shares of our common stock.
(5)	Represents a signing bonus paid to the officer pursuant to the officer’s letter of employment. Mr. Kango would be required, at our request, to repay a pro-rated portion of his signing bonus if he voluntarily terminates his employment with us or is terminated for cause prior to March 30, 2017.
(6)	Represents a transition bonus paid to Dr. Roth pursuant to his letter of employment. Pursuant to the terms of Dr. Roth’s letter of employment, Dr. Roth repaid $166,500 of the 2015 transition bonus as part of his severance arrangement with the company.
(7)	Represents a signing bonus paid to the officer pursuant to the officer’s letter of employment.

Grants of Plan-Based Awards Table

‘

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Adelene Q. Perkins	1/14/15	—	—	—	—	—	—	—	250,000	(3)	15.74	2,466,550
Julian Adams, Ph.D.	1/14/15	—	—	—	—	—	—	—	125,000	(3)	15.74	1,233,275
Lawrence E. Bloch, M.D., J.D.	1/14/15	—	—	—	—	—	—	—	125,000	(3)	15.74	1,233,275
Sujay Kango.	3/31/15	—	—	—	—	—	—	—	200,000	(4)	13.98	1,714,100
Vito J. Palombella, Ph.D.	1/14/15	—	—	—	—	—	—	—	85,000	(5)	15.74	838,627
David A. Roth, M.D	1/14/15	—	—	—	—	—	—	—	85,000	(5)	15.74	838,627

(1)	Each of our citizen-owners, including our named executive officers, is eligible to participate in a performance-based cash bonus program. The aggregate amount available for potential award under this program to all of our citizen-owners, including our named executive officers, if any, is a function of company performance against goals; the amounts payable to each of our named executive officers, if any, are based on a subjective assessment of individual performance by the Compensation Committee. As such, threshold, target and maximum are not determinable. See “Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance—Cash Compensation” above.
(2)	The grant date fair value of the awards has been determined in accordance with FASB ASC Topic 718. See information in Note 3, “Stock-Based Compensation,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2015, for assumptions made in determining these values.
(3)	Vested as to 1/48th of the shares on January 31, 2015 and vests as to 1/48th of the shares at the end of each calendar month thereafter.
(4)	Vested as to 12/48ths of the shares on March 31, 2016 and vests as to 1/48th of the shares at the end of each calendar month thereafter.
(5)	Vested as to 1/48th of the shares on January 31, 2015 and as to 1/48th of the shares at the end of each calendar month thereafter until the officer’s final day of employment with the company.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Adelene Q. Perkins	170,568	—		13.59	1/25/2017
	117,796	—		9.80	12/13/2017
	226,073	—		7.18	12/4/2018
	50,000	—		7.27	1/5/2019
	340,930	—		6.25	1/5/2020
	83,620	—		5.94	1/6/2021
	191,750	—		7.93	1/6/2022
	115,376	38,459	(1)	36.85	1/4/2023
	42,750	42,750	(2)	12.91	1/10/2024
	62,500	187,500	(3)	15.74	1/14/2025

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Julian Adams, Ph.D.	200,000	—		13.59	1/25/2017
	111,200	—		9.80	12/13/2017
	110,000	—		7.18	12/4/2018
	50,000	—		7.27	1/5/2019
	104,000	—		6.25	1/5/2020
	106,210	—		5.94	1/6/2021
	126,850	—		7.93	1/6/2022
	76,335	25,445	(1)	36.85	1/4/2023
	28,450	28,450	(2)	12.91	1/10/2024
	31,250	93,750	(3)	15.74	1/14/2025
Lawrence E. Bloch, M.D., J.D.	170,833	29,167	(4)	15.85	7/23/2022
	24,600	8,200	(1)	36.85	1/4/2023
	16,100	16,100	(2)	12.91	1/10/2024
	31,250	93,750	(3)	15.74	1/14/2025
Sujay Kango.	—	200,000	(5)	13.98	3/31/2025
Vito J. Palombella, Ph.D.	5,856	—		3.48	3/31/2016
	59,709	—		13.59	1/25/2017
	20,815	—		9.80	12/13/2017
	35,415	—		7.18	12/4/2018
	15,440	—		6.25	1/5/2020
	125,000	—		7.94	5/12/2020
	39,520	—		5.94	1/6/2021
	47,136	—		7.93	1/6/2022
	49,200	16,400	(1)	36.85	1/4/2023
	16,100	16,100	(2)	12.91	1/10/2024
	21,250	63,750	(3)	15.74	1/14/2025
David A. Roth, M.D.(6)	—	—		—	—

(1)	Vests in equal monthly installments on the last day of the month through December 31, 2016.
(2)	Vests in equal monthly installments on the last day of the month through December 31, 2017.
(3)	Vests in equal monthly installments on the last day of the month through December 31, 2018.
(4)	Vested as to one quarter of the shares on July 23, 2013 and thereafter vests as to the remaining shares in equal monthly installments through July 23, 2016.
(5)	Vests as to one quarter of the shares on March 30, 2016 and thereafter vests as to the remaining shares in equal monthly installments through March 30, 2019.
(6)	Dr. Roth’s employment with the company ended on September 10, 2015. All of Dr. Roth’s equity awards expired on December 10, 2015 pursuant to the terms of their respective equity award agreements.

Option Exercises and Stock Vested Table

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Adelene Q. Perkins	—	—
Julian Adams, Ph.D.	—	—
Lawrence E. Bloch	—	—
Sujay Kango	—	—
Vito J. Palombella, Ph.D.	4,737	$50,354
David A. Roth, M.D.	—	—

Potential Payments upon Termination or Change in Control

Our named executive officers are entitled to certain benefits under the severance plan in the event their employment is terminated without cause or by way of resignation for good reason, as described above under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance—Severance Benefits.” The following table describes the potential payments and benefits to each of our named executive officers assuming a termination of employment without cause or by way of resignation for good reason on December 31, 2015. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Name and Principal Position	Salary ($)		Cash Incentive ($)	Market Value of Awards Vesting on Termination ($)(1)	Healthcare Benefits ($)(2)	Other ($)(3)	Total ($)
Adelene Q. Perkins,	650,000		—	52,725	27,837	10,000	740,562
President and Chief Executive Officer

Julian Adams, Ph.D.,	498,000		—	22,800	18,165	10,000	548,965
President of R&D

Lawrence E. Bloch, M.D., J.D.	406,000		—	19,950	27,837	10,000	463,787
Chief Financial Officer and Chief Business Officer

Sujay Kango	400,000		—	17,100	27,837	10,000	454,937
Chief Commercial Officer

Vito J. Palombella, Ph.D.	402,000		—	—	27,837	10,000	439,837
Chief Scientific Officer

David A. Roth, M.D	245,500	(5)	—	—	—	—	245,500
Chief Medical Officer (4)

(1)	This amount is equal to (i) the number of options that would vest as a direct result of the employment termination multiplied by (ii) the excess of $7.85, which represents the fair market value of our common stock as of December 31, 2015, over the exercise price of the options, or in the case of Dr. Roth, the excess of $8.82, which represents the fair market value of our common stock as of September 11, 2015, over the exercise price of his options.

(2)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary. COBRA benefits are payable until 12 months following termination of employment if the named executive officer elects COBRA coverage, and only for so long as such coverage continues in force.
(3)	Represents the estimated cost of outplacement services for a period of six months, except for Dr. Roth who did not receive outplacement benefits.
(4)	Reflects actual amounts paid to Dr. Roth related to his separation of employment with the company on September 10, 2015.
(5)	Includes $412,000 representing one year of base salary less $166,500 representing repayment by Dr. Roth of a pro-rated portion of transition bonuses Dr. Roth was required to repay pursuant to his letter of employment.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,245,841	$13.75	3,445,525	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	8,245,841	$13.75	3,445,525

(1)	This table excludes an aggregate of 19,736 shares of our common stock issuable upon exercise of outstanding options granted by our predecessor company and assumed by us in connection with the reverse merger with our predecessor company. The weighted average exercise price of the excluded options is $5.68.
(2)	Consists of (i) 3,278,358 shares of our common stock available for future issuance under our 2010 Stock Incentive Plan and (ii) 167,167 shares of our common stock available for future issuance under our ESPP.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Selby (Chair) and Berkowitz and Dr. Venuti. No member of the Compensation Committee was at any time during our 2015 fiscal year, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers have served as a director or member of the compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Norman C. Selby (Chair)

Michael C. Venuti, Ph.D.

Jeffrey Berkowitz

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved by our stockholders at the 2016 annual meeting, our Audit Committee will reconsider its appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present in person or via teleconference at the 2016 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the 2016 annual meeting. If other matters are properly brought before the 2016 annual meeting, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER, 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

01	José Baselga, M.D., Ph.D.	☐	☐	☐

02	Jeffrey Berkowitz, J.D.	☐	☐	☐

03	Anthony B. Evnin, Ph.D.	☐	☐	☐

04	Eric S. Lander, Ph.D.	☐	☐	☐

05	Adelene Q. Perkins	☐	☐	☐

06	Norman C. Selby	☐	☐	☐

07	Ian F. Smith	☐	☐	☐

08	Michael C. Venuti, Ph.D.	☐	☐	☐

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]				Date

The Board of Directors recommends you vote FOR the following proposals:
		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature (Joint Owners)	Date
784 Memorial Drive Cambridge, MA 02139 Tel: 617-453-1000 Fax: 617-453-1001 www.infi.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.infi.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 17, 2016

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Adelene Q. Perkins, Lawrence E. Bloch, and William Bertrand, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2016 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL NUMBER 2.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE